CHAIRMAN MAURICE T. PERILLI TO RETIRE

Robbinsville, NJ, (June 23, 2011) –Longtime Roma Bank Chairman of the Board and Executive Vice President,  Maurice T. Perilli  announced today that he will retire from the boards and management of the bank  and its parent company, Roma Financial Corporation, on June 30, 2011.  Upon his retirement, Mr. Perilli will be appointed Emeritus Director and will provide consulting assistance to the boards and the executive management.

Mr. Perilli was elected to the Board of Directors of Roma Bank in 1970.  In 1977, at the urging of the Board, he joined management of the bank as vice president and manager of what was then Roma Savings and Loan Association.  He was later appointed executive vice president and, in 1991, when the bank was known as Roma Federal Savings Bank, he was elected chairman of the board.  He became chairman of the board of Roma Financial Corporation upon its organization in 2005.

The son of Italian immigrants, it was fitting that Mr. Perilli would eventually lead Roma Bank; a financial institution founded 91 years ago by Italian-Americans responding to the needs of their fellow immigrants to achieve home ownership and develop sound thrift and savings habits.

During his tenure, Mr. Perilli has overseen the bank’s expansion from one office, headquartered in the Chambersburg section of Trenton to 24 offices, throughout four counties.  During this period the bank embraced contemporary technological services to better service its customer, but never lost sight of the personal touch in customer relations.  Testimony to the safe and sound condition of the bank during Mr. Perilli’s stewardship, is the impressive 81 consecutive quarters in which Roma Bank has earned a Five-Star Superior rating from Bauer Financial, Inc., the nation’s leading independent bank and credit union rating and research firm.

In addition to his service with Roma Bank, Mr. Perilli has had a very active role in the community.  He is a founding member and  past chairman of the board of the Robert Wood Johnson University Hospital Hamilton, past director of the Thomas Edison State College Foundation, a Gold Life Member of the Fraternal Order of Police, and a Silver Life Member of the NJ State PBA for his leadership in the fight against drug abuse, director emeritus of the Hamilton Area YMCA and a former member of the Mercer County Ethics Board, to name some of the many organizations which have benefited from his contributions.  He is also the recipient of two honorary doctorate degrees from

Thomas Edison State College and Rider University.  He was awarded the Star of Solidarity as Cavaliere in 1967 by the Italian Government and elevated to Commendatore in 1995 for his support of Italian charities and promotion of Italian heritage.

Mr. Perilli served as a Committeeman, Mayor and Police Commissioner of Hamilton Township from 1961 to 1978.  During his administration the original Hamilton Park (now Veteran’s Park) was dedicated with the adjacent retention lake.  During his term as mayor, new police headquarters and library were constructed in the Center City area.  He also served 12 years as a member of the Hamilton Township Planning Board and 6 years as a member of the Zoning Board of Adjustment.

President and CEO, Peter A. Inverso, commented, “Maury has been a moving force behind Roma Bank for 34 years.  He brought a keen and pragmatic business sense and vision to the bank.  His hallmark was treating customers and employees like family and instilling a strong ethic of community service and the highest ethical standards.  This is a very poignant day for the Roma Bank family. We are so grateful that we had the opportunity to work with Maury and learn and benefit from his many years of leadership and unselfish service.   Roma Bank and Maury are inextricably joined, and we will miss his day to day presence.  It is an understatement to say that Maury has earned the right to a slower pace.   I consider myself most fortunate to have worked closely with him and to call him a friend and mentor.  We are planning an event in September to thank him for his many years of service and to permit our community to extend their best wishes”, concluded Inverso.

Speaking of his retirement, Mr. Perilli said, “It has been my pleasure to work with so many wonderful and dedicated individuals at Roma Bank.  They have all become part of my extended family.  I am privileged to have been part of a management team and board that has worked diligently to stay competitive while maintaining our community banking roots.”

Roma Financial Corporation (NASDAQ: ROMA) is the holding company of Roma Bank , a community bank headquartered in Robbinsville, New Jersey and RomAsia Bank headquartered in South Brunswick, New Jersey.   Roma Bank has twenty-four branches in Mercer, Burlington, Ocean and Camden Counties and RomAsia has two branch locations in Middlesex County.  At March 31, 2011, Roma Financial Corporation had consolidated assets of $1.9 billion.